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                                                                 Exhibit (g)(30)

                         [LETTERHEAD OF GOLDMAN SACHS]

April 14, 2000


State Street Bank and Trust Company
1776 Heritage Drive
Adams Building 2 North
North Quincy, MA 02171

        Re: Goldman Sachs Trust; additional portfolio under the Goldman Sachs Trust contract

Ladies and Gentlemen:

This is to advise you that Goldman Sachs Trust (the "Trust") has established a new series of shares to be known as Goldman Sachs Enhanced Cash Fund (the "Fund"). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dated as of September 27, 1999 (the "Contract"), the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST

By: /s/ John Perlowski
    -------------------------
Name: John Perlowski
Title: Treasurer


Agreed to this 14th day of April, 2000.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Ronald E. Logue
   --------------------------
Name: Ronald E. Logue
Title: Vice Chairman